Exhibit 99.1

Axalta Coating Systems 2001 Market Street Philadelphia, PA 19104 USA	Contact Chris Mecray D +1 215 255 7970 christopher.mecray@axaltacs.com axaltacoatingsystems.com

For Immediate Release

Axalta Coating Systems to Acquire Valspar’s North American Industrial Wood Coatings Business

Philadelphia, PA – April 12, 2017: Axalta Coating Systems (NYSE: AXTA), a leading global supplier of liquid and powder coatings, announced today that it has entered into a definitive agreement with The Valspar Corporation (NYSE: VAL) and The Sherwin-Williams Company (NYSE: SHW) to acquire the assets related to Valspar’s North American Industrial Wood Coatings business for $420 million in cash. Valspar is divesting the business in connection with the reviews by the Federal Trade Commission (FTC) and Canadian Competition Bureau (CCB) of the proposed acquisition of Valspar by Sherwin-Williams. The business had revenues of approximately $225 million in 2016 and is one of the leading providers of coatings for OEM and aftermarket Industrial Wood markets, including building products, cabinets, flooring and furniture in North America.

Known in the market today as Valspar Wood, the business has a number of widely known and respected brands including Zenith®, Lustre LacTM and GraintoneTM, among others. These products are backed by a strong R&D and technology organization and best-in-class customer service.

“This is an outstanding opportunity for Axalta to enter the large Industrial Wood Coatings market with an industry-leading portfolio of products and customers,” said Axalta Chairman and CEO, Charlie Shaver. “The strong reputation enjoyed by these brands among a long-term customer base will provide an excellent platform for future growth in this important market. Our shared commitment to technology and excellence in application services, as well as a strong pipeline of new products, will enable us to meet the needs of both current and new customers. This acquisition continues to build on our strategy to strengthen and further diversify our Performance Coatings segment.”

Axalta intends to operate this business as a pure bolt-on. As part of the transaction, Axalta will acquire the personnel, both dedicated manufacturing sites, R&D assets and the underlying intellectual property of Valspar’s North American Industrial Wood Coatings business. The transaction is subject to the closing of the Valspar and Sherwin-Williams merger, as well as customary closing conditions and regulatory approvals, including the approval of the FTC and the CCB. Axalta has secured a financing commitment for the transaction through Deutsche Bank AG New York Branch, subject to customary closing conditions. Centerview Partners LLC acted as financial advisor to Axalta.

About Axalta Coating Systems

Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 13,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter and on LinkedIn.

Cautionary Statement Concerning Forward-Looking Statements

This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to the timing and expected benefits of Axalta’s acquisition of The Valspar Corporation’s North American Industrial Wood Coatings business. Forward-looking statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements may involve risks and uncertainties, including, but not limited to, the satisfaction of the closing conditions of the transaction (including the Valspar and Sherwin-Williams merger as well as regulatory approvals); the parties’ ability to consummate the transaction on the anticipated terms and schedule; and Axalta’s ability to achieve the expected benefits of the acquisition. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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